EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Elizabeth Schroeder
Chief Financial Officer
TUESDAY MORNING CORPORATION
972/934-7299

Laurey Peat
LAUREY PEAT + ASSOCIATES
214/871-8787

TUESDAY MORNING CORPORATION
REVISES 2006 ANNUAL GUIDANCE

DALLAS, TX – December 19, 2006 — Tuesday Morning Corporation (NASDAQ: TUES) announced today revised guidance for the year ending December 31, 2006.  Total sales for the year ending December 31, 2006 are now expected to be in the range of $905 to $915 million.  Comparable store sales are expected to be in the range of negative 7.7% to negative 8.7% for the full year of 2006.

Diluted earnings per share, based on these sales results, would be approximately $0.78 to $0.84 per diluted share for the fiscal year 2006 inclusive of an estimated $0.06 to $0.07 per diluted share of stock compensation expense.

“Tuesday Morning will again be debt free with a solid cash position at year end despite the challenging home related macro environment and promotional competitive landscape,” said Kathleen Mason, President and Chief Executive Officer.  “We are pleased with the progress we have made improving the age and content of our inventories while continuing to generate a positive operating cash flow.”

Tuesday Morning will announce fourth quarter sales results on Thursday, January 11, 2007.

About Tuesday Morning

Tuesday Morning is the leading closeout retailer of upscale, decorative home accessories and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 795 stores in 47 states during periodic “sale events.” Tuesday Morning is nationally known for bringing its more than 8.0 million loyal customers a treasure hunt of high-end, first quality, brand name merchandise at prices 50% to 80% below department and specialty stores and catalogues.

This press release contains forward-looking statements, within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: the success of new store openings, competitive factors, access to merchandise and unanticipated changes in consumer demand and economic trends, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.  The Company undertakes no obligation to revise the forward-looking statements contained therein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

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